Exhibit 99.1

AMERICANWEST APPOINTS NEW EXECUTIVE VICE PRESIDENT OF RETAIL BANKING

Contact:	Robert M. Daugherty, President and CEO
C. Tim Cassels, Chief Financial Officer
(509) 344-5339

SPOKANE, WA – March 18, 2005 – AmericanWest Bancorporation (Nasdaq: AWBC) announced today the appointment of Nicole Sherman as Executive Vice President/Director of Retail Banking of AmericanWest Bancorporation and it subsidiary AmericanWest Bank.

“Ms. Sherman brings to AmericanWest a wealth of experience and an outstanding reputation for continually driving results. She is a seasoned executive in the financial services industry,” said Robert M. Daugherty, President and CEO of AWBC and AmericanWest Bank. “We are confident that she will continue to build on her reputation for excellence and create a highly motivated, constructive team-based environment for retail banking.”

Ms. Sherman previously held the position of Chief Executive Officer for Power Trainings International (PTI), based in Salt Lake City, Utah. Prior to PTI, Ms. Sherman held the position of Senior Vice President, Director of Executive Banking Division and Director of Corporate Learning and Development at Zions First National Bank. In addition, she is a Faculty Member at Pacific Coast Banking School (PCBS) in Seattle, Washington, has served as Campaign Chair, Chair of the Finance Committee and on the Administration Committee for the United Way. Ms. Sherman also served on the Corporate Committee for the 2002 Winter Olympics in Salt Lake City, Utah.

AmericanWest Bancorporation is a community bank holding company with 42 locations in Eastern and Central Washington and Northern Idaho. For further information on the Company or to access Internet banking, please visit our web site at www.awbank.net.